EXHIBIT 99.1

Corporate Headquarters: 2071 Ringwood Avenue, Unit C, San Jose, CA  95131

ANDALAY SOLAR BOARD APPOINTS STEVEN CHAN CEO

San Jose, CA, April 16, 2014 – Andalay Solar, Inc. is very pleased to announce that its Board of Directors has appointed Steven Chan as CEO and President, effective April 22, 2014. Mr. Chan will be tasked with the full commercialization of the Andalay Solar product offering and deepening its distribution globally in addition to many initiatives the Board has presented him. As a solar industry veteran with years of experience at NRG Energy, GCL-Poly Energy Holdings Limited and Suntech Power Holdings Co., Ltd, the Board believes this appointment to be a critical step in the furtherance of the Andalay product line.

Mr. Chan commented, “I am very excited to be asked to lead Andalay Solar as I believe its innovative core product positions it well for the long term as it both meaningfully reduces installation costs as well as streamlines and improves installation reliability in ways that are superior to its peers. My immediate focus will be on accelerating the growth of Andalay’s sales and related channels as I have done in my prior roles within the solar industry.”

Mr. Mark Kalow, Chairman of the Board and head of the search committee, commented, “After an extensive search covering many candidates, it was clear that the next leader of Andalay Solar should be Steven Chan as unanimously approved by the Board of Directors. We look forward to Steve's leadership of this Company, now poised for accelerated future growth.”

Prior to his appointment as CEO and President of Andalay Solar, Mr. Chan, age 46, served as the Vice President of NRG Energy (NYSE: NRG) from May 2012 to November 2013 serving as head of residential solar for its NRG Residential Solar Solutions business. Mr. Chan created the strategy and built a team and operation to enable NRG to become a leader in residential solar lease financing. This included raising over $100 million of solar lease funding, selling residential solar leases to NRG’s retail electric customers and creating a NRG-branded dealer program of qualified installation partners to market to homeowners throughout the US.  Mr. Chan served as EVP, Strategy and System Sales at GCL-Poly Energy Holdings Limited (Hong Kong: 3800) from September 2011 to May 2012 where he helped to build out a system sales division for GCL in North America including establishing and serving as a board member at Sunora Energy Solutions, a joint venture with NRG Energy to focus on utility and commercial solar installations. From 2006 until 2011 he held various positions at Suntech Power Holdings Co., Ltd. (OTC: STPFQ), which included serving as the President of Suntech America and as Suntech’s President of Global Sales and Marketing, Chief Strategy Officer and VP Business Development. At Suntech, Mr. Chan was instrumental to building the US and European teams and sales channels that enabled Suntech to achieve #1 global market share including selling over 20+% of all modules sold in North America in 2011 with 500MW sold up exponentially from 25MW in 2007.

Prior to joining Suntech, Mr. Chan worked for five years at CDC Corporation, a NASDAQ-listed, Greater China-based enterprise software and online/mobile services company, most recently serving as its Acting CEO and previously as its General Counsel and Company Secretary. Prior to that, Mr. Chan was a New York-qualified corporate attorney with Morrison & Forester LLP and Milbank, Tweed, Hadley & McCloy LLP. Mr. Chan earned an AB degree in political economy (high honors) from the University of California at Berkeley and received a JD law degree from the Boston College Law School.

Details of the Company’s employment agreement with Mr. Chan were provided in a Form 8-K on April 16, 2014.

The Board would like to thank Margaret Randazzo for presiding over the past two years which have culminated in higher sales and the financial restructuring of the Company which should ensure the continued capitalization of the Company for the foreseeable future. Margaret will continue in her role as CFO until June 30th of this year and will remain on the Board of Directors as previously announced.

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. In 2007, the Company pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, branded "Andalay", quickly won industry acclaim. In 2009, the Company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. A new generation of products named "Instant Connect®" was introduced in 2012 and is expected to achieve even greater market acceptance. Award-winning Andalay Solar Power Systems provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related tothe expected contribution of Mr. Chan, our positioning and our continued capitalization.  The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the ability of our suppliers to continue to fulfill our product orders, our ability to successfully integrate new management, our ability to increase sales, our ability to successfully attract, retain and transition key personnel, including our Chief Executive Officer, our ability to continue to receive investment funding and maintain costs and expenses, the effectiveness, profitability, and marketability of our products, our ability to protect proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Andalay Solar assumes no obligation to update any such forward-looking statements.

Andalay Solar Contact:

Margaret Randazzo, Chief Executive Officer
(408) 402-9400
mrandazzo@andalaysolar.com